Zumiez Inc. Reports October 2011 Sales Results

Net Sales Increased 11.1% to $34.9 Million; October 2011 Comparable Store Sales Increased 3.3%

EVERETT, WA -- (Marketwire - November 02, 2011) - Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended October 29, 2011 increased 11.1% to $34.9 million, compared to $31.4 million for the four-week period ended October 30, 2010. The Company's comparable store sales increased 3.3% for the four-week period, on top of a comparable store sales increase of 21.5% in the year ago period. For the third quarter ended October 29, 2011 the Company's comparable store sales increased 6.0%, on top of a 14.4% comparable store sales increase for the third quarter ended October 30, 2010.

To hear the Zumiez prerecorded October sales message, please dial (585) 295-6795 or (866) 862-7693 (no passcode is required).

About Zumiez Inc.
Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of October 29, 2011 we operated 432 stores in the United States and 10 stores in Canada, which are primarily located in shopping malls, and our web site address is www.zumiez.com.

Company Contact:
Brian Leith
Director of Finance & Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200